Exhibit 10.1

Executive Total

Compensation Program

Executive Total Compensation Program

Table of Contents

Program Objectives		3

Compensation Philosophy		3

-	Base Salary	3

-	Annual Incentive	4

-	Annual Equity Award	4

Participation		4

Share Ownership Requirements		4

Equity Customization Guidelines		5

Retirement and Post-Retirement Conditions		5

Program Administration		6

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Program Objectives

The Program is designed to meet the following objectives of:

-	aligning the long-term interests of Program Participants and shareholders;

-	establishing competitive pay levels on a total compensation basis;

-	clearly linking pay with performance;

-	providing flexibility in form and structure to meet individual time horizons;

-	demonstrating good governance and corporate responsibility; and

-	encouraging the retention of the Program Participants.

Compensation Philosophy

The PartnerRe Executive Total Compensation Program (the “Program”) is designed to attract, incent and retain the Group Chief Executive Officer and such other key executives as determined by the Compensation Committee (together the “Program Participants”) through market competitive compensation which consists of base salary, annual incentive and equity.

The Program is designed to motivate and reward contributions and behaviors of Program Participants that effectively produce optimal financial and non-financial results and ensure the long-term success of the Company.

The goal of the Program is to position compensation at the market median of Total Compensation (as defined below) for target performance. The median is determined by an analysis of peer companies within the global market environment (the “Peer Group”). The Peer Group is confirmed annually by the The Compensation and Management Development Committee (the “Committee”). Total Compensation will consist of the following:

-	Base Salary

The Program Participant’s base salary should be competitive at the median of base salary data as determined by an analysis of the Peer Group. Base salaries will be reviewed and approved annually by the Committee.

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-	Annual Incentive

Program Participants are eligible for an incentive award, as approved annually by the Committee and pursuant to the annual incentive guidelines of the Company. Annual incentive awards are based on the Company’s financial results, organizational objectives as well as individual performance against predefined goals.

-	Annual Equity Award

Program Participants are eligible for an equity award, as approved annually by the Committee and pursuant to the equity guidelines of the Company.

The equity award delivered to the Program Participant will consist of a combination of Restricted Share Units (RSUs), Performance Share Units (PSUs) and Share-Settled Share Appreciation Rights (SSARs). Equity awards will vest according to the standard vesting schedule in practice at the time of the grant.

Participation

The Group Chief Executive Officer and such other key executives, as determined by the Committee from time to time (together the “Program Participants”) shall be eligible to participate in the Program.

Share Ownership Requirements

To promote the goal of aligning the interests of Program Participants with the interests of shareholders, each Program Participant is required to meet and maintain a share ownership target, as detailed in the table below:

Ownership Target
Total Shares/Equivalents as a percentage of fully diluted Common Shares Outstanding (i)
Group Chief Executive Officer	0.07%
Other Program Participants	0.03%

(i)	Includes shares owned outright, RSUs, PSUs, RSU equivalents of Options and SSARs and shares held in qualified plans. This includes vested and unvested awards.

Program Participants that have not reached their ownership targets must retain 100% of the net shares and may not sell any of the net shares that they have been granted. For this purpose, “net shares” are the shares remaining from a transaction (i.e. the exercise of options/SSARs or the vesting of RSUs/PSUs) after the Program Participant sells enough shares to pay the applicable exercise price and any related tax or social security obligations.

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Awards received prior to becoming a Program Participant are “Grandfathered” and are not subject to ownership and retention requirements. However, grandfathered awards if retained, are included in the ownership target.

After the Program Participant reaches their ownership target, the net share retention requirement will drop from 100% to 50%. The Program Participant is required to retain 50% of the net shares received for a period of three years, unless they are 55 or older, in which case the retention period for the net shares will be one year.

All retention requirements end upon termination or upon a change in control of PartnerRe as defined in the equity plan documents from which the equity is granted.

The Compensation and Management Development Committee has the discretion to make adjustments to these guidelines.

Equity Customization Guidelines

On an annual basis, Program Participants may elect to customize up to 25% of their RSU and PSU grants into SSARs regardless of whether they have met their ownership requirements.

If the Program Participant’s Total Shares percentage drops below the ownership target due to a share issuance by the Company or the sale of shares by the individual to cover taxes upon the exercise of options/SSARs, or the vesting of RSUs/PSUs, the Program Participant will have a one year grace period to once again meet the ownership target.

Retirement and Post-Retirement Conditions

Retirement Conditions

Any unvested awards held by an eligible Program Participant as of his or her retirement date will continue to vest under the original vesting provisions, subject to regulatory requirements. Similarly, any vested options or vested SSARs (including those that vest post-retirement) will remain exercisable for the remainder of their original term.

Unless country specific legislation conflicts or unless otherwise agreed in Executive Employment Agreements, Program Participants are eligible for executive retirement benefits once they meet one of these age and service requirements:

-	Age 65; or

-	Age 60 with 10 years of service

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Post-retirement Conditions

The continuation of the vesting and exercise periods following retirement is subject to compliance with the post-retirement covenants outlined below, unless otherwise agreed in Executive Employment Agreements.

In order to retain the beneficial treatment of long-term equity compensation awards, the Program Participant must refrain from any of the following activities for 36 months following retirement;

-	competing in the reinsurance business in locations where PartnerRe does business;

-	soliciting employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business; and

-	disclosing confidential information (unless legally required to do so).

Program Administration

This Program is intended to apply to Program Participants and will be managed and administered by Group Compensation and Benefits.

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